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                                                                      Exhibit 15

                          DRESDNER RCM GLOBAL FUNDS, INC.

                           DISTRIBUTION AND SERVICE PLAN

                                    INTRODUCTION

     The Board of Directors (the "Board") of Dresdner RCM Global Funds, Inc., a Maryland Corporation (the "Company"), has approved the adoption of the Distribution and Service Plan (the "Plan") set forth below on behalf of the Class N shares of capital stock (the "Shares") for the portfolios listed on the attached Schedule A (each a "Fund" and, collectively, the "Funds"). This Plan is designed to conform to the requirements of Rule 12b-1 promulgated under the Investment Company Act of 1940, as amended (the "Act").

     The Company, on behalf of the Funds, has entered into a distribution agreement pursuant to which the Company will employ Funds Distributor, Inc. (the "Distributor") to distribute shares of the Funds. Under this Plan, the Company, on behalf of the Funds, intends to compensate the Distributor for expenses incurred, and services and facilities provided, by the Distributor in distributing Shares of the Funds and providing certain shareholder support services, including the activities referred to below (collectively the "Services").

                                      THE PLAN

     The material aspects of the Plan are as follows:

     SECTION 1. The Funds will pay the Distributor for: (a) expenses incurred in connection with advertising and marketing shares of the Funds including but not limited to any advertising or marketing via radio, television, newspapers, magazines, telemarketing or direct dial mail solicitations; (b) for distribution assistance ("distribution services") and providing personal services and/or maintaining shareholder accounts ("shareholder support services"); (c) expenses incurred in preparing, printing and distributing the Funds' prospectuses and statements of additional information (except those used for regulatory purposes or for distribution to existing shareholders of the Funds).


     SECTION 2. While this Plan is in effect, the Distributor will be reimbursed by each Fund, on behalf of its applicable class, for such expenses that are incurred for the Services provided, in connection with Shares of each Fund on a monthly basis, in an amount up to the annual rate of such class's average daily net assets during such month as described in Schedule
A. The amounts paid for shareholder support services and distribution services shall not exceed the amounts of the service fees and distribution services, respectively, permitted by Rule 2830 of the NASD Conduct Rules. These monthly payments to the Distributor will be made in accordance with and subject to the conditions set forth below. For the purposes of determining the amounts payable under the Plan, the value of a Fund's net assets shall be computed in the manner specified in the Fund's prospectus and statement of additional information as then in effect for the computation of the value of the Fund's net assets.


     The fees payable to the Distributor are designed to reimburse the Distributor for the expenses it incurs for the services it renders in distributing shares of the Funds. If in any year the Distributor's expenses incurred on behalf of a Fund exceed the

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fees paid by the Fund, the Distributor will recover such excess only if this Plan continues to be in effect with respect to the Fund in some later year when the fees exceed the Distributor's expenses. There is no limit on the periods during which unreimbursed expenses may be carried forward, although the Company is not obligated to repay any unreimbursed expenses for a Fund that may exist at such time, if any, as this Plan terminates or is not continued with respect to the Fund. No interest, carrying or finance charge will be imposed on any amounts carried forward.


     Payment made out of or charged against the assets of a particular Fund must be in payment for expenses incurred on behalf of such Fund and which are described herein.

     SECTION 3. Payments by the Distributor to a Service Organization described in this Plan shall be subject to compliance by the Service Organization with the terms of a written agreement between the Service Organization and the Distributor. If an investor in a Fund ceases to be a client of a Service Organization that has entered into a selling group agreement with the Distributor, but continues to hold shares of the Fund, the Distributor will be entitled to receive similar payments in respect of the distribution assistance provided with respect to such investor.

     SECTION 4. The Distributor shall provide the Board, at least quarterly, with a written report of all amounts expended pursuant to this Plan. The report shall state the purposes for which the amounts were expended.

     SECTION 5. This Plan shall become effective with respect to a Fund upon its adoption by the Board and, unless earlier terminated with respect to a Fund in accordance with its terms, the Plan shall continue automatically with respect to such Fund for successive annual periods provided such continuance is approved by a majority of the Board, including a majority of the Directors who are not "interested persons" (as defined in the Act) of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan (the "Disinterested Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of the Plan.

     SECTION 6. This Plan may be amended at any time by the Board provided that (i) any amendment to increase materially the costs which any Fund may bear for the Services provided pursuant to this Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the respective Fund, and (ii) any material amendments of the terms of this Plan shall become effective only upon approval by a majority of the Board and a majority of the Disinterested Directors pursuant to a vote cast in person at a meeting called for the purpose of voting on the Plan.

     SECTION 7. This Plan is terminable, as to any Fund, without penalty at any time by (i) vote of the majority of the Disinterested Directors, or (ii) vote of a majority of the outstanding voting securities of the Fund.

     SECTION 8.     The Board has adopted this Plan as of December 14, 1998.


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                                     SCHEDULE A
                             DATED DECEMBER 14, 1998 TO
           DRESDNER RCM CAPITAL FUNDS, INC. DISTRIBUTION AND SERVICE PLAN



FUND/CLASS                                   DISTRIBUTION FEE
----------                                   ----------------
Dresdner RCM Large Cap Growth Fund
     Class N                                     0.25%

Dresdner RCM Global Small Cap Fund
     Class N                                     0.25%

Dresdner RCM Global Technology Fund
     Class N                                     0.25%

Dresdner RCM Emerging Markets Fund
     Class N                                     0.25%

Dresdner RCM Tax Managed Growth Fund
     Class N                                     0.25%

Dresdner RCM Global Equity Fund
     Class N                                     0.25%

Dresdner RCM Strategic Income Fund
     Class N                                     0.25%
